                                                                     EXHIBIT 4.1
                                                                       EXHIBIT A

                           CERTIFICATE OF DESIGNATION,
                             PREFERENCES AND RIGHTS

                                       of

                      SERIES C CONVERTIBLE PREFERRED STOCK

                                       of

                             PDG ENVIRONMENTAL, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

      PDG Environmental, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies that the Board of Directors of the Corporation (the "BOARD OF DIRECTORS" or the "BOARD"), pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $0.01 per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

                           I. DESIGNATION AND AMOUNT

      The designation of this series, which consists of Six Thousand Eight Hundred and Seventy-Five (6,875) shares of Preferred Stock, is the Series C Convertible Preferred Stock (the "SERIES C PREFERRED STOCK") and the face amount shall be One Thousand Dollars ($1,000.00) per share (the "Face Amount").

                            II. CERTAIN DEFINITIONS

      For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

      A. "ADDITIONAL WARRANTS" means warrants to purchase additional shares of the Corporation's Common Stock, par value $0.02 per share (the "COMMON STOCK"), pursuant to the Securities Purchase Agreement and the Preferred Warrants.

      B. "BUSINESS DAY" means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

      C. "CLOSING BID PRICE" means, for any security as of any date, the last bid price of such security on the Nasdaq Over-the-Counter Bulletin Board (the "OTC") or the Bulletin Board Exchange (collectively with the OTC, the "BULLETIN BOARD") or such other principal trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to the Majority Holders if Bloomberg Financial Markets is not then reporting closing bid prices of such security) (collectively, "BLOOMBERG"), or if the foregoing does not apply, the last reported bid price of such security on a national exchange for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading day for such security, on the next preceding date which was a trading day. If the Closing Bid Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

      D. "CONVERSION DATE" means (1) for any Optional Conversion (as defined in
Article V.A below), the date specified in the notice of conversion in the form attached hereto (the "NOTICE OF CONVERSION"), so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 11:59 p.m., New York City time, on the Optional Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Optional Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation, and (2) for any Mandatory Conversion (as defined in Article V.C. below), the date selected by the Corporation in compliance with the provisions set forth in Article V.C. below.

      E. "CONVERSION PRICE" means One Dollar ($1.00); provided, however, that
(a) if (i) the Registration Statement is not declared effective within one hundred and forty-five (145) days from the Issuance Date and the Corporation has, at any time, breached Sections 2(a) or 3(a) of the Registration Rights Agreement or otherwise failed to use its good faith best efforts to have such Registration Statement declared effective by the United States Securities and Exchange Commission (the "SEC") as soon as practicable after the date of initial filing thereof, and (ii) the average of the volume-weighted average sales prices for the Corporation's Common Stock, as reported by Bloomberg using the "AQR" function, for each of the five (5) trading days immediately following such one hundred and forty-five (145) day period (the "INITIAL RESET PRICE") is less than the Conversion Price in effect as of 11:59 p.m., New York City time, on the one hundred and forty-fifth (145th) day after the Issuance Date, then the Conversion Price shall be "reset" such that the Conversion Price shall, from and at all times after such fifth (5th) trading day following such one hundred and forty-five (145) day period, but subject to any further "reset" pursuant to clause (b) of this Article II.E. below, mean an amount equal to the product of
(x) the Initial Reset Price and (y) 0.90 (90%); and (b) if (i) the Registration Statement is not declared effective within one hundred and eighty (180) days from the Issuance Date and (ii) the average of the volume-weighted average sales prices for the Corporation's Common Stock, as reported by Bloomberg using the "AQR" function, for each of the five (5) trading days immediately following such one hundred and eighty (180) day period (the "SECOND RESET PRICE") is less than the Conversion Price in effect as of 11:59 p.m., New York City time, on the one hundred and eightieth (180th) day after the Issuance Date, then the Conversion Price shall be "reset" such that the Conversion Price shall, from and at all times after such fifth (5th) trading day following such one hundred and eighty (180) day period, mean an amount equal to the product of (x) the Second Reset Price and (y) 0.90 (90%); provided further, however, that each of the Initial Reset Price and the Second Reset Price shall be subject to a floor of, and accordingly the Conversion Price shall not be "reset" to an amount less than, Sixty-Eight Cents ($0.68) per share (the "FLOOR"), with such Floor subject to adjustment pursuant to Article XI.A; provided further, however, that the Floor shall not apply to any adjustment to the Conversion Price effected pursuant to Article XI.

      F. "DEFAULT CURE DATE" means, as applicable, (i) with respect to a Conversion Default described in clause (i) of Article VII.A, the date the Corporation effects the conversion of all or any remaining shares of Series C Preferred Stock that are the subject of the applicable Conversion Default, (ii) with respect to a Conversion Default described in clause (ii) of Article VII.A, the date the Corporation issues freely tradable shares of Common Stock in satisfaction of all conversions of Series C Preferred Stock that are subject to the applicable Conversion Default in accordance with Article V and the Registration Rights Agreement, or (iii) with respect to either type of a Conversion Default, the date on which the Corporation redeems shares of Series C Preferred Stock held by such holder pursuant to Article VII.A.

      G. "ELIGIBLE LENDER" means a reputable commercial bank, savings and loan association, savings bank, finance company or other financial institution that is regularly engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business.

      H. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

      I. "EXCLUDED ISSUANCE" means: (i) the issuance of Common Stock upon the exercise or conversion of any Convertible Securities or Purchase Rights (as each such term is defined in Article XI.D.) outstanding on the Issuance Date and disclosed in Section 3(c) of the Disclosure Schedule to the Securities Purchase Agreement in accordance with the terms of such Convertible Securities and Purchase Rights as of such date; (ii) (x) the grant of options to purchase Common Stock, with exercise prices not less than the market price of the Common Stock on the date of grant, which are issued to employees, officers, directors or consultants of the Corporation for the primary purpose of soliciting or retaining their employment or service pursuant to an equity compensation plan, so long as such plan and the issuance of Common Stock upon exercise thereof has been approved by (A) the Corporation's Board of Directors, and (B) if and to the extent required under the Securities Act, the Exchange Act, the rules and regulations of the SEC thereunder and/or the listing standards of any national exchange or quotation service, the requisite vote of the holders of the Corporation's Common Stock in compliance with applicable law and the Corporation's organizational documents and (y) the issuance of Common Stock upon exercise of such options; (iii) the conversion of the Series C Preferred Stock or exercise of the Warrants; (iv) the issuance of securities in connection with mergers, acquisitions, strategic business partnerships or joint ventures, in each case, with non-affiliated third parties and otherwise on an arms-length basis, the primary purpose of which, in the reasonable judgment of the Board of Directors, is not to raise additional capital; (v) the issuance of (A) one million six hundred and sixty-six thousand, six hundred and sixty seven (1,666,667) newly-issued shares of its Common Stock at an issuance price of Ninety Cents ($0.90) per share, (B) warrants (the "Common Warrants") to purchase (x) four hundred and sixteen thousand, six hundred and sixty-seven (416,667) shares of its Common Stock at an exercise price of One Dollar and Eleven Cents ($1.11) per share and (y) four hundred and sixteen thousand, six hundred and sixty-seven (416,667) shares of its Common Stock at an exercise price of One Dollar and Thirty-Three Cents ($1.33) per share in connection with the offering contemplated by Section 7(g) of the Securities Purchase Agreement and (C) the issuance of Common Stock upon exercise of the Common Warrants; or (vi) the issuance of securities pursuant to any equipment financing from an Eligible Lender approved by the Board of Directors.

      J. "ISSUANCE DATE" means the date of the closing under the Securities Purchase Agreement by and among the Corporation and the purchasers named therein (the "Securities Purchase Agreement"), pursuant to which the Corporation issues, and such purchasers purchase, shares of Series C Preferred Stock upon the terms and conditions stated therein.

      K. "MAJORITY HOLDERS" means the holders of a majority of the then-outstanding shares of Series C Preferred Stock.

      L. "MATURITY DATE" means July 1, 2009.

      M. "PERMITTED BLACK-OUT PERIOD" means a period of less than or equal to
(1) sixty (60) consecutive days or (2) ninety (90) days in any twelve (12) month period, in either case, during which the Registration Statement may be suspended pursuant to the Registration Rights Agreement.

      N. "PREFERRED WARRANTS" means warrants to purchase Additional Preferred Stock and Additional Warrants, each as defined in and pursuant to the Securities Purchase Agreement.

      O. "PREMIUM" means an amount equal to (the Rate)x(N/365)x(the Face Amount), where the "Rate" shall be equal to 0.08 (8%) and "N" means the number of days from the Issuance Date.

      P. "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the Issuance Date, by and among the Corporation and the initial holders of Series C Preferred Stock.

      Q. "REGISTRATION STATEMENT" means the registration statement required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreement.

      R. "SECURITIES PURCHASE AGREEMENT" means the Securities Purchase Agreement, dated as of the Issuance Date, by and among the Corporation and the initial holders of Series C Preferred Stock.

      S. "SECURITIES ACT" means the Securities Act of 1933, as amended.

      T. "TRADING DAY" means any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

      U. "WARRANTS" means the warrants issued by the Corporation to the initial holders of Series C Preferred Stock pursuant to the Securities Purchase Agreement, including, without limitation, Additional Warrants issued upon exercise of the Preferred Warrants.

                                 III. DIVIDENDS

      The Series C Preferred Stock will bear no dividends, and the holders of the Series C Preferred Stock shall not be entitled to receive dividends on the Series C Preferred Stock. In no event, so long as any Series C Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid, nor shall any distribution be made, upon any Junior Securities, nor shall any shares of Junior Securities be purchased or redeemed by the Corporation nor shall any money be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities (other than a distribution of Junior Securities), without, in each case, the written consent of the holders of a majority of the then-outstanding shares of Series C Preferred Stock, voting as a class.

                             IV. PAYMENT OF PREMIUM

      The Premium shall accrue and be payable with respect to each share of Series C Preferred Stock outstanding, at the applicable Rate, upon the earlier of (a) any conversion of such share of Series C Preferred Stock into Common Stock pursuant to Article V hereof and (b) any redemption of such share of Series C Preferred Stock pursuant to Articles V.A., VI.B., VII.A., VIII or XV.A. hereof. Payment of the Premium shall be made (x) in the event of a payment obligation pursuant to clause (a) of this Article IV, in such number of shares of Common Stock determined by dividing the accrued Premium thereon by the Conversion Price in effect immediately prior to such conversion, and (y) in the event of a payment obligation pursuant to clause (b) of this Article IV, in cash by wire transfer of immediately available funds.

                                 V. CONVERSION

      A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Article XV, each holder of shares of Series C Preferred Stock may, at its option, at any time and from time to time, convert (an "OPTIONAL CONVERSION") each of its shares of Series C Preferred Stock into such number of validly-issued, fully paid and nonassessable shares of Common Stock (as such Common Stock exists on the Issuance Date, or any other shares of capital stock or other securities of the Corporation into which such Common Stock is thereafter changed or reclassified) as is determined in accordance with the following formula:

                          FACE AMOUNT + ACCRUED PREMIUM
                          -----------------------------
                                CONVERSION PRICE

In the event that the Corporation is prohibited from issuing shares of Common Stock upon an Optional Conversion of Series C Preferred Stock as a result of the operation of the limitations set forth in Article XV.A, the Corporation shall immediately notify the holders of Series C Preferred Stock of such occurrence and each holder of Series C Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time, by delivery of a Redemption Notice (as defined in Article VIII.A) to the Corporation, to require the Corporation to redeem for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.B), a number of the holder's shares of Series C Preferred Stock such that, after giving effect to such redemption, the then unissued portion of such holder's Cap Amount (as defined in Article XV.A) is at least equal to one hundred percent (100%) of the number of shares that would then be issuable upon conversion of such holder's then-remaining shares of Series C Preferred Stock at the Conversion Price then in effect. If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.

      B. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) in the form attached hereto as Exhibit A and (y) surrender or cause to be surrendered the original certificates representing the Series C Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XVI.B hereof.

            (i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the later of (a) the third (3rd) business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to
Article XVI.B) (the "DELIVERY PERIOD"), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series C Preferred Stock being converted and (y) a certificate representing the number of shares of Series C Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend (pursuant to the terms of the Securities Purchase Agreement) and the holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the terms of the Securities Purchase Agreement), the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal

Agent Commission system ("DTC TRANSFER"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

            (ii) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series C Preferred Stock.

            (iii) No Fractional Shares. If any conversion of Series C Preferred Stock would result in the issuance of a fractional share of Common Stock to any holder of Series C Preferred Stock (aggregating all of such holder's shares of Series C Preferred Stock that are being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the Closing Bid Price of the Common Stock on the Conversion Date, and the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, such holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

            (iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside nationally-recognized accounting firm to be selected by the Corporation (the "ACCOUNTING FIRM") via facsimile within three (3) business days after receipt of the Notice of Conversion. The Accounting Firm, at the Corporation's sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three business days from the date it receives the disputed calculations. The Accounting Firm's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

            (v) Payment of Accrued Amounts. Upon conversion of any shares of Series C Preferred Stock, all amounts then accrued or payable on such shares under this Certificate of Designation (other than Premium, which shall be payable in shares of Common Stock in accordance with such Optional Conversion) or the Registration Rights Agreement through and including the Conversion Date shall be paid in cash by the Corporation.

      C. Mandatory Conversion by the Corporation. Subject to the limitations on conversion set forth in Article XV hereof, and so long as all of the Required Conditions (as defined below) are satisfied, then, at any time after the one hundred and twentieth (120th) day following the date the Registration Statement is declared effective by the SEC (subject to extension for each trading day following effectiveness that sales of all of the Registrable Securities (as defined in the Registration Rights Agreement) cannot be made pursuant to the Registration Statement (whether by reason of the Corporation's failure to properly supplement or amend the prospectus included therein in accordance with the terms of the Registration Rights Agreement, during a Permitted Black-Out Period or otherwise)), if the average Closing Bid Price of the Common Stock during any twenty (20) consecutive trading day period is greater than one hundred and fifty percent (150%) of the Conversion Price (a "FORCED CONVERSION TRIGGER EVENT"), the Corporation shall have the right, exercisable on not less than fifteen (15) trading days prior written notice (the "MANDATORY CONVERSION NOTICE") to the holders of the Series C Preferred Stock (which notice may not be sent to the holders of the Series C Preferred Stock until the Corporation is permitted to convert the Series C Preferred Stock pursuant to this Article V.C. but must be sent within five (5) trading days from the first day on which there is a Forced Conversion Trigger Event), to convert all or a portion of the outstanding shares of Series C Preferred Stock into shares of Common Stock in accordance with this Article V (a "MANDATORY CONVERSION"); provided, however, that a Mandatory Conversion shall not be permitted if at any time during the period beginning on the date the Mandatory Conversion Notice is delivered to the holders of the Series C Preferred Stock and ending on the Mandatory Conversion Date (i) all of the Required Conditions are not then satisfied or (ii) the average Closing Bid Price of the Common Stock for any five (5) consecutive trading days during such period is not greater than one hundred and fifty percent (150%) of the Conversion Price then in effect; provided further, however, that the Corporation shall have no right to effect a Mandatory Conversion to the extent that any such Mandatory Conversion would result in a number of shares of Common Stock issuable upon such Mandatory Conversion to exceed one hundred percent (100%) of the aggregate trading volume of the Common Stock for the five (5) trading days immediately preceding the proposed Mandatory Conversion Date (as defined below) (the "MANDATORY CONVERSION CAP"). For the sake of clarity, if the Corporation attempts to effect a Mandatory Conversion that would result in a number of shares of Common Stock issuable thereupon in excess of the Mandatory Conversion Cap, then the Mandatory Conversion shall be effected but only with respect to that number of shares that is equal to the Mandatory Conversion Cap. Any Mandatory Conversion hereunder shall be as of the date (the "MANDATORY CONVERSION DATE") specified in the Mandatory Conversion Notice (but in no event prior to the fifteenth (15th) trading day following the date of such notice). The Mandatory Conversion Notice shall be delivered to the holders of Series C Preferred Stock at their registered addresses appearing on the books and records of the Corporation, which notice shall contain substantially the same information as the Notice of Conversion described in
Article V.B. hereof. The trading day immediately preceding the Mandatory Conversion Date shall be the "CONVERSION DATE" for purposes of determining the Conversion Price and the time within which certificates representing the Common Stock must be delivered to the holder upon a Mandatory Conversion.

            (i) The "REQUIRED CONDITIONS" shall consist of the following:

                  (a) the Registration Statement shall be effective (it being understood that the Corporation shall comply with its obligations under Article 3 of the Registration Rights Agreement relating to the effectiveness of such registration statement);

                  (b) all shares of Common Stock issuable upon (1) the full conversion of the Series C Preferred Stock (including any and all shares of Series C Preferred Stock issuable upon exercise of the Preferred Warrants) at the then-current Conversion Price thereof and (2) the full exercise of the Warrants (including any and all Warrants issuable upon exercise of the Preferred Warrants) at the then-current exercise price thereof are then (I) duly authorized and reserved for issuance, (II) registered under the Securities Act for resale by the holders (or may otherwise be resold publicly without restriction under Rule 144(k) under the Securities Act) and
(III) listed or eligible to be traded, as applicable, on the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange ("NYSE"), the American Stock Exchange ("AMEX") or the Bulletin Board;

                  (c) no Redemption Event (as defined in Article VII.A below) shall have occurred without having been fully cured;

                  (d) all amounts, if any, then accrued and payable under this Certificate of Designation or the Registration Rights Agreement (other than Premium, which shall accrue and be paid in accordance with Article IV) shall have been paid; and

                  (e) no Mandatory Conversions shall have been effected during the preceding thirty (30) trading days.

      If any holder of Series C Preferred Stock is unable to convert all of the outstanding Series C Preferred Stock that it holds due to the limitations set forth in this Article V.C. or Article XV, such unconverted Series C Preferred Stock shall remain outstanding with all of the right and privileges set forth herein.

                   VI. RESERVATION OF SHARES OF COMMON STOCK

      A. Reserved Amount. On or prior to the Issuance Date, the Corporation shall reserve nine million, thirty-three thousand, seven hundred and fifty (9,033,750) shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Series C Preferred Stock (including any and all shares of Series C Preferred Stock issuable upon exercise of the Preferred Warrants) and exercise of the Warrants (including any and all Warrants issuable upon exercise of the Preferred Warrants), and, following the earlier of (i) the date on which the stockholder approval contemplated by Section 4(f) of the Securities Purchase Agreement has been obtained and (ii) September 30, 2005, the number of authorized but unissued shares of Common Stock so reserved (the "RESERVED AMOUNT") shall at all times be sufficient to provide for (1) the full conversion of all of the Series C Preferred Stock outstanding (including, for such purposes, any and all shares of Preferred Stock issuable upon the full exercise of the Preferred Warrants), together with all accrued Premium as of such date, at the then-current Conversion Price thereof (taking into account any "reset" of the Conversion Price pursuant to Article II.E. of this Certificate of Designation), (2) the full exercise of the Warrants outstanding (including, for such purposes, any and all Warrants issuable upon the full exercise of the Preferred Warrants) at the then-current exercise price thereof and (3) the issuance of any additional shares of Common Stock issuable on conversion of the Series C Preferred Stock or exercise of any Warrants, including on account of anti-dilution or other adjustments or otherwise, in each case, without giving effect to the limitations contained in Article XV hereof or in Section 10 of the Warrants. The Reserved Amount shall be allocated among the holders of Series C Preferred Stock and the Warrants as provided in Article XVI.C of this Certificate of Designation and Section 12(h) of the Warrants.

      B. Increases to Reserved Amount. At any time following the date on which the Registration Statement is first declared effective by the SEC, if the Reserved Amount shall be less than one hundred percent (100%) of the sum of the number of shares of Common Stock issuable upon (1) the full conversion of all of the Series C Preferred Stock outstanding (including, for such purposes, any and all shares of Preferred Stock issuable upon the full exercise of the Preferred Warrants), together with all accrued Premium as of such date, at the then-current Conversion Price thereof (taking into account any "reset" of the Conversion Price pursuant to Article II.E. of this Certificate of Designation) and (2) the full exercise of the Warrants outstanding (including, for such purposes, any and all Warrants issuable upon the full exercise of the Preferred Warrants) at the then-current exercise price thereof, in each case, without giving effect to the limitations contained in
Article XV hereof or in Section 10 of the Warrants, the Corporation shall immediately notify the holders of Series C Preferred Stock of such occurrence and each holder of Series C Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time, by delivery of a Redemption Notice to the Corporation, to require the Corporation to redeem for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.B), a number of the holder's shares of Series C Preferred Stock such that, after giving effect to such redemption, the then unissued portion of such holder's Reserved Amount allocable to the Series C Preferred Stock held by such holder is at least equal to one hundred percent (100%) of the number of shares of Common Stock issuable upon conversion of such holder's shares of Series C Preferred (including, for such purposes, any and all shares of Preferred Stock issuable upon the full exercise of the Preferred Warrants), together with all accrued Premium as of such date, at the then-current Conversion Price thereof (taking into account any "reset" of the Conversion Price pursuant to Article II.E. of this Certificate of Designation). If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.

                      VII. FAILURE TO SATISFY CONVERSIONS

      A. Conversion Defaults. If, at any time, (i) a holder of shares of Series C Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason (other than because such issuance would exceed such holder's allocated portion of the Cap Amount or Reserved Amount, for which failures the holders shall have the remedies set forth in Articles V and XV (with respect to the Cap Amount) and Article VI (with respect to the Reserved Amount)) to deliver, on or prior to the third (3rd) business day following the expiration of the Delivery Period for such conversion, such number of freely tradable shares of Common Stock to which such holder is entitled upon such conversion, or (ii) the Corporation provides written notice to any holder of Series C Preferred Stock (or issues a press release or otherwise makes a public announcement) at any time of its intention not to issue freely tradable shares of Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such holder's allocated portion of the Cap Amount or Reserved Amount) (each of (i) and (ii) being a "CONVERSION DEFAULT"), then the holder may elect, at any time and from time to time prior to the Default Cure Date for such Conversion Default, by delivery of a Redemption Notice to the Corporation, to have all or any portion of such holder's outstanding shares of Series C Preferred Stock redeemed by the Corporation for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.B). If the Corporation fails to redeem any of such shares within five business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.

      B. Buy-In Cure. Unless the Corporation has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Corporation is unable to honor conversions (whether as a result of a Permitted Black-Out Period or for any other reason expressly permitted under this Certificate of Designation), if (i) (a) the Corporation fails to promptly deliver during the Delivery Period shares of Common Stock required to be delivered to a holder upon a conversion of shares of Series C Preferred Stock or
(b) there shall occur a Legend Removal Failure (as defined in Article VIII.A(iii) below) and (ii) thereafter, such holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such holder of the unlegended shares of Common Stock (the "SOLD SHARES") which such holder anticipated receiving upon such conversion (a "BUY-IN"), the Corporation shall pay such holder, in addition to any other remedies available to the holder, the amount by which (x) such holder's total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares. For example, if a holder purchases unlegended shares of Common Stock having a total purchase price of Eleven Thousand Dollars ($11,000) to cover a Buy-In with respect to shares of Common Stock it sold for Ten Thousand Dollars ($10,000), the Corporation will be required to pay the holder One Thousand Dollars ($1,000). A holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such holder pursuant to this Article VII.B.

                     VIII. REDEMPTION DUE TO CERTAIN EVENTS

      A. Redemption by Holder. In the event (each of the events described in clauses (i)-(viii) below after expiration of the applicable cure period (if any) being a "REDEMPTION EVENT"):

            (i) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock and upon exercise of the Warrants) is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market or is not trading on the Bulletin Board for an aggregate of ten (10) or more trading days in any twelve (12) month period;

            (ii) the Registration Statement (A) has not been declared effective by the two hundred and tenth (210th) day following the Issuance Date or (B) after being declared effective, cannot be utilized by the holders of Series C Preferred Stock for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement) other than during a Permitted Black-Out Period;

            (iii) the Corporation shall have failed to obtain the stockholder approval contemplated by Section 4(f) of the Securities Purchase Agreement on or before the two hundred and tenth (210th) day following the Issuance Date;

            (iv) other than during a Permitted Black-Out Period, the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series C Preferred Stock upon conversion of the Series C Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement or the Registration Rights Agreement (a "LEGEND REMOVAL FAILURE"), and any such failure continues uncured for ten (10) business days after the Corporation has been notified thereof in writing by the holder;

            (v) the Corporation provides written notice (or otherwise indicates) to any holder of Series C Preferred Stock, or states by way of press release or other public announcement, at any time, of its intention not to issue, or otherwise fails or refuses to issue, shares of Common Stock to any holder of Series C Preferred Stock upon conversion in accordance with the terms of this Certificate of Designation;

            (vi) the Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

            (vii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation and if instituted against the Corporation or any subsidiary of the Corporation by a third party, shall not be dismissed within 60 days of their initiation;

            (viii) the Corporation (on a consolidated basis with any and all of its subsidiaries as of such time) shall:

                  (a) sell, convey or dispose of all or substantially all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation);

                  (b) merge or consolidate with or into, or engage in any other business combination with, any other person or entity, in any case, which results in either (i) the holders of the voting securities of the Corporation immediately prior to such transaction holding or having the right to direct the voting of fifty percent (50%) or less of the total outstanding voting securities of the Corporation or such other surviving or acquiring person or entity immediately following such transaction or (ii) the members of the board of directors or other governing body of the Corporation comprising fifty percent (50%) of less of the members of the board of directors or other governing body of the Corporation or such other surviving or acquiring person or entity immediately following such transaction;

                  (c) (i) fail to pay, when due, or within any applicable grace period, any payment with respect to any indebtedness (other than trade payables) of the Corporation in excess of One Million Dollars ($1,000,000) (including, without limitation, any related interest payment) due to any third party, other than payments contested by the Corporation in good faith, or (ii) otherwise be in breach or violation of any agreement for monies owed or owing in an amount in excess of One Million Dollars ($1,000,000) which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (iii) suffer to exist any other default or event of default under any agreement binding the Corporation which default or event of default would or is likely to have a material adverse effect on the business, operations, properties, prospects or financial condition of the Corporation;

                  (d) engage in any transaction or a series of related transactions resulting in the sale or issuance by the Corporation or any of its stockholders of any securities to any person or entity, or the acquisition or right to acquire securities by any person or entity, in either case acting individually or in concert with others, such that, following the consummation of such transaction(s), such person(s) or entity(ies) (together with their respective affiliates, as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended) would own or have the right to acquire greater than thirty-five percent (35%) of the outstanding shares of Common Stock (on a fully-diluted basis, assuming the full conversion, exercise or exchange of all Convertible Securities and Purchase Rights then outstanding); or

                  (e) from the Issuance Date through the six (6) month anniversary of the date of effectiveness of the Registration Statement, issue or agree to issue any Additional Securities (as defined in Article XIV.A), except for any Excluded Issuance; or

            (ix) except with respect to matters covered by subparagraphs (i) -
(viii) above, as to which such applicable subparagraphs shall apply, the Corporation otherwise shall breach any of the following provisions and, if such breach is curable, shall fail to cure such breach within ten (10) business days after the Corporation has been notified thereof in writing by the holder: (A) Sections 4(h), (p) or (s) or 8(l) of the Securities Purchase Agreement; and (B) Sections 3(a), (c) and (q) and 6(a) of the Registration Rights Agreement,

then, upon the occurrence of any such Redemption Event, each holder of shares of Series C Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a written notice to such effect (a "REDEMPTION NOTICE") to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series C Preferred Stock held by such holder for an amount per share equal to the Redemption Amount (as defined in Paragraph B below) in effect at the time of the redemption hereunder. For the avoidance of doubt, the occurrence of any event described in clauses (i), (ii), (iii), (v),
(vi), (vii) and (viii) above shall immediately constitute a Redemption Event and there shall be no cure period. Upon the Corporation's receipt of any Redemption Notice hereunder (other than during the three trading day period following the Corporation's delivery of a Redemption Announcement (as defined below) to all of the holders in response to the Corporation's initial receipt of a Redemption Notice from a holder of Series C Preferred Stock), the Corporation shall immediately (and in any event within one business day following such receipt) deliver a written notice (a "REDEMPTION ANNOUNCEMENT") to all holders of Series C Preferred Stock stating the date upon which the Corporation received such Redemption Notice and the amount of Series C Preferred Stock covered thereby. The Corporation shall not redeem any shares of Series C Preferred Stock during the three (3) trading day period following the delivery of a required Redemption Announcement hereunder. At any time and from time to time during such three (3) trading day period, each holder of Series C Preferred Stock may request (either orally or in writing) information from the Corporation with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Series C Preferred Stock covered by Redemption Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder.

      B. Definition of Redemption Amount. The "REDEMPTION AMOUNT" with respect to a share of Series C Preferred Stock means an amount equal to the greater of:

                  (i)         V/(CP)  x M

         and      (ii)         V  x  R

where:

            "V" means the Face Amount thereof plus all accrued Premium thereon through the date of payment of the Redemption Amount;

            "CP" means the Conversion Price in effect on the date on which the Corporation receives the Redemption Notice;

            "M" means (i) with respect to all redemptions other than redemptions pursuant to subparagraph (a) or (b) of Article VIII.A(viii) hereof, the highest Closing Bid Price of the Corporation's Common Stock during the period beginning on the date on which the Corporation receives the Redemption Notice and ending on the date immediately preceding the date of payment of the Redemption Amount and (ii) with respect to redemptions pursuant to subparagraph (a) or (b) of
Article VIII.A(viii) hereof, the greater of (a) the amount determined pursuant to clause (i) of this definition or (b) the fair market value, as of the date on which the Corporation receives the Redemption Notice, of the consideration payable to the holder of a share of Common Stock pursuant to the transaction which triggers the redemption. For purposes of this definition, "fair market value" shall be determined by the mutual agreement of the Corporation and the Majority Holders, or if such agreement cannot be reached within five business days prior to the date of redemption, by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation; and

            "R" means 120%.

      C. Redemption Defaults. If the Corporation fails to pay any holder the Redemption Amount with respect to any share of Series C Preferred Stock within ten (10) business days after its receipt of a Redemption Notice, then the holder of Series C Preferred Stock entitled to redemption shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date on which the Corporation receives the Redemption Notice until the date of payment of the Redemption Amount hereunder. In the event the Corporation is not able to redeem all of the shares of Series C Preferred Stock subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Series C Preferred Stock from each holder pro rata, based on the total number of shares of Series C Preferred Stock outstanding at the time of redemption included by such holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series C Preferred Stock outstanding at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected.

      D. Redemption on the Maturity Date. Any and all shares of Series C Preferred Stock outstanding on the Maturity Date shall be redeemed by the Corporation in exchange for payment to the holder thereof of cash in an amount per share of Series C Preferred Stock then held by such holder equal to the sum of (1) the Face Amount plus (2) accrued Premium thereon (the "MATURITY AMOUNT"). If the Corporation fails to pay any holder the Maturity Amount with respect to any share of Series C Preferred Stock within ten (10) business days after the Maturity Date, then such holder of Series C Preferred Stock shall be entitled to interest on the Maturity Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the Maturity Date until the date of payment of the Maturity Amount hereunder.

                                    IX. RANK

      All shares of the Series C Preferred Stock shall rank (i) prior to the Corporation's Common Stock, and any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the Majority Holders obtained in accordance with Article XIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series C Preferred Stock) (collectively with the Common Stock, "JUNIOR SECURITIES");
(ii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Article XIII hereof) specifically ranking, by its terms, on parity with the Series C Preferred Stock (the "PARI PASSU SECURITIES"); and
(iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Series C Preferred Stock (collectively, the "SENIOR SECURITIES"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                           X. LIQUIDATION PREFERENCE

      A. Priority in Liquidation. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series C Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series C Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series C Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of Senior Securities, if any, the holders of the Series C Preferred Stock and the holders of Pari Passu Securities, if any, shall be sufficient to permit the payment to such holders of the preferential amounts payable thereon, then after such payment shall be made in full to the holders of Senior Securities, if any, the holders of the Series C Preferred Stock and the holders of Pari Passu Securities, if any, the remaining assets and funds available for distribution shall be distributed to the holders of any Junior Securities entitled to a liquidation preference in payment of the aggregate liquidation preference of all such holders. After such payment shall be made in full to the holders of any Junior Securities entitled to a liquidation preference, the remaining assets and funds available for distribution shall be distributed ratably among the holders of shares of Series C Preferred Stock, the holders of any other class or series of Preferred Stock entitled to participate with the Common Stock in a liquidating distribution and the holders of the Common Stock, with the holders of shares of Preferred Stock deemed to hold the number of shares of Common Stock into which such shares of Preferred Stock are then convertible.

      B. Definition of Liquidation Preference. The "LIQUIDATION PREFERENCE" with respect to a share of Series C Preferred Stock means an amount equal to the Face Amount thereof plus all accrued Premium thereon through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities, if any, shall be as set forth in the Certificate of Designation filed in respect thereof.

                    XI. ADJUSTMENTS TO THE CONVERSION PRICE

      The Conversion Price shall be subject to adjustment from time to time as follows:

      A. Stock Splits, Stock Dividends, Etc. If, at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price and the Floor, as applicable, shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Conversion Price and the Floor, as applicable, shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

      B. Merger, Consolidation, Etc. If, at any time after the Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange or other transaction pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "CORPORATE CHANGE"), then the holders of Series C Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion had such Corporate Change not taken place (without giving effect to the limitations contained in Article XV), and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the Majority Holders) shall be made with respect to the rights and interests of the holders of the Series C Preferred Stock to the end that the economic value of the shares of Series C Preferred Stock are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity's common stock that existed between the Conversion Price and the value of the Corporation's Common Stock immediately prior to such Corporate Change) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any Corporate Change unless (i) each holder of Series C Preferred Stock has received written notice of such transaction at least forty-five (45) days prior thereto, but in no event later than fifteen (15) days prior to the record date for the determination of stockholders entitled to vote with respect thereto, (ii) if required by Section 4(h) of the Securities Purchase Agreement, the consent of the Purchasers (as such term is defined in the Securities Purchase Agreement) shall have been obtained in accordance with such Section 4(h), and (iii) either (A) the resulting successor or acquiring entity (if not the Corporation), and, if an entity other than the successor or acquiring entity is the entity whose capital stock or assets the holders of the Common Stock are entitled to receive as a result of such Corporate Change, such other entity, assumes by written instrument (in form and substance reasonable satisfactory to the Majority Holders) the obligations of this Certificate of Designation or (B) all outstanding shares of Series C Preferred Stock have been redeemed pursuant to Article VIII prior to the consummation of such Corporate Change. The above provisions shall apply regardless of whether there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series C Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

      C. Distributions. Other than in respect of adjustments to the Conversion Price that have otherwise been effected pursuant to Article XI.A., if, at any time after the Issuance Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise

(including any dividend or distribution to the Corporation's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "DISTRIBUTION"), then the holders of Series C Preferred Stock shall be entitled, upon any conversion of shares of Series C Preferred Stock after the date of record for determining stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made), to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article
XV) had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made).

      D. Convertible Securities and Purchase Rights. Other than in respect of adjustments to the Conversion Price that have otherwise been effected pursuant to Article XI.A., if, at any time after the Issuance Date, the Corporation issues any securities or other instruments which are convertible into or exercisable or exchangeable for Common Stock ("CONVERTIBLE SECURITIES") or options, warrants or other rights to purchase or subscribe for Common Stock or Convertible Securities ("PURCHASE RIGHTS") pro rata to the record holders of the Common Stock, whether or not such Convertible Securities or Purchase Rights are immediately convertible into or exercisable or exchangeable for shares of the Corporation's Common Stock, then the holders of Series C Preferred Stock shall be entitled, upon any conversion of shares of Series C Preferred Stock after the date of record for determining stockholders entitled to receive such Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Convertible Securities or Purchase Rights are issued), to receive the aggregate number of Convertible Securities or Purchase Rights which such holder would have received with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article
XV) had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to receive such Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Convertible Securities or Purchase Rights were issued). If the right to exercise or convert any such Convertible Securities or Purchase Rights would expire in accordance with their terms prior to the conversion of the Series C Preferred Stock, then the terms of such Convertible Securities or Purchase Rights shall provide that such exercise or convertibility right shall remain in effect until thirty (30) days after the date the holder of Series C Preferred Stock receives such Convertible Securities or Purchase Rights pursuant to the conversion hereof.

      E. Dilutive Issuances.

            (i) Adjustment Upon Dilutive Issuance. If, at any time after the Issuance Date, the Corporation issues or sells, or in accordance with subparagraph (ii) of this Article XI.E is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price in effect on the date of issuance or sale (or deemed issuance or sale) (a "DILUTIVE ISSUANCE"), then effective immediately upon the Dilutive Issuance, the Conversion Price shall be reduced to an amount determined by the following formula, and the Conversion Price from and after such time shall be the amount represented by "ACP" below, subject to further adjustments as contemplated elsewhere in this Certificate of Designation:

      ACP =     CP x (CP x O) + P
                     -------------
                       CP x CSDO
where:

ACP  =  the adjusted Conversion Price;

CP   =  the Conversion Price on (a) for purposes of any private offering of securities under Section 4(2) of the Securities Act, the date that the Corporation enters into legally binding definitive agreements for the issuance of such Common Stock and (b) for purposes of any other such issuance of Common Stock, the date of issuance thereof;

O    =  the number of shares of Common Stock outstanding (on a fully-diluted basis, assuming the full conversion, exercise or exchange of all Convertible Securities and Purchase Rights then outstanding) immediately prior to the Dilutive Issuance;

P    =  the aggregate consideration, calculated as set forth in Article XI.E(ii)
        hereof, received by the Corporation upon such Dilutive Issuance; and

CSDO = the total number of shares of Common Stock outstanding (on a fully-diluted basis, assuming the full conversion, exercise or exchange of all Convertible Securities and Purchase Rights then outstanding, and after giving effect to the Dilutive Issuance, and not including shares of Common Stock held in the treasury of the Corporation), plus (a) in the case of any adjustment required by this Article XI.E(i) due to the issuance of Purchase Rights, the maximum total number of shares of Common Stock issuable upon the exercise of the Purchase Rights for which the adjustment is required (including any Common Stock issuable upon the conversion of Convertible Securities issuable upon the exercise of such Purchase Rights), and (b) in the case of any adjustment required by this
        Article XI.E(i) due to the issuance of Convertible Securities, the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of the Convertible Securities for which the adjustment is required, as of the date of issuance of such Convertible Securities, if any.

Notwithstanding the foregoing, no adjustment shall be made pursuant to this Paragraph E if such adjustment would result in an increase in the Conversion Price.

      (ii) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under subparagraph (i) of this Article XI.E, the following will be applicable:

            (a) Issuance of Purchase Rights. If the Corporation issues or sells any Purchase Rights, whether or not immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Purchase Rights ((including any Common Stock issuable upon the conversion of Convertible Securities issuable upon the exercise of such Purchase Rights) is less than the Conversion Price in effect on the date of issuance or sale of such Purchase Rights, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (including any Common Stock issuable upon the conversion of Convertible Securities issuable upon the exercise of such Purchase Rights) shall, as of the date of the issuance or sale of such Purchase Rights, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon the exercise of such Purchase Rights" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Purchase Rights, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Purchase Rights, plus, in the case of Convertible Securities issuable upon the exercise of such Purchase Rights, the minimum aggregate amount of additional consideration payable upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in subparagraph
(ii)(b) of this Article XI.E) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (B) the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (including any Common Stock issuable upon the conversion of Convertible Securities issuable upon the exercise of such Purchase Rights). No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon the exercise of such Purchase Rights or upon the conversion, exercise or exchange of Convertible Securities issuable upon exercise of such Purchase Rights.

            (b) Issuance of Convertible Securities. If the Corporation issues or sells any Convertible Securities, whether or not immediately convertible, exercisable or exchangeable, and the price per share for which Common Stock is issuable upon such conversion, exercise or exchange is less than the Conversion Price in effect on the date of issuance or sale of such Convertible Securities, then the maximum total number of shares of Common Stock issuable upon the conversion, exercise or exchange of all such Convertible Securities shall, as of the date of the issuance or sale of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. If the Convertible Securities so issued or sold do not have a fluctuating conversion or exercise price or exchange ratio, then for the purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon such conversion, exercise or exchange" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in this subparagraph (ii)(b) of this Article XI.E) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (B) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. If the Convertible Securities so issued or sold have a fluctuating conversion or exercise price or exchange ratio (a "VARIABLE RATE CONVERTIBLE SECURITY"), then for purposes of the next preceding sentence, the "price per share for which Common Stock is issuable upon such conversion, exercise or exchange" shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Variable Rate Convertible Security have been satisfied) if the conversion price of such Variable Rate Convertible Security on the date of issuance or sale thereof was seventy-five percent (75%) of the actual conversion price on such date (the "ASSUMED VARIABLE MARKET PRICE"), and, further, if the conversion price of such Variable Rate Convertible Security at any time or times thereafter is less than or equal to the Assumed Variable Market Price last used for making any adjustment under this Article XI.E with respect to any Variable Rate Convertible Security, the Conversion Price in effect at such time shall be readjusted to equal the Conversion Price which would have resulted if the Assumed Variable Market Price at the time of issuance of the Variable Rate Convertible Security had been seventy-five percent (75%) of the actual conversion price of such Variable Rate Convertible Security existing at the time of the adjustment required by this sentence. No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exercise or exchange of such Convertible Securities.

            (c) Change in Option Price or Conversion Rate. If there is a change at any time in (A) the amount of additional consideration payable to the Corporation upon the exercise of any Purchase Rights, (B) the amount of additional consideration, if any, payable to the Corporation upon the conversion, exercise or exchange of any Convertible Securities or (C) the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Purchase Rights or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion, exercise or exchange rate, as the case may be, at the time initially issued or sold.

            (d) Calculation of Consideration Received. If any Common Stock, Purchase Rights or Convertible Securities are issued or sold for cash, the consideration received therefor will be the amount received by the Corporation therefor, after deduction of all underwriting discounts, commissions and allowances in connection with such issuance, grant or sale. In case any Common Stock, Purchase Rights or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Corporation, purchase services from the Corporation or otherwise provide intangible consideration to the Corporation, the amount of the consideration other than cash received by the Corporation (including the net present value of the consideration expected by the Corporation for the provided or purchased services) shall be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Closing Bid Price thereof as of the date of receipt. In case any Common Stock, Purchase Rights or Convertible Securities are issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Purchase Rights or Convertible Securities, as the case may be. Notwithstanding anything else herein to the contrary, if Common Stock, Purchase Rights or Convertible Securities are issued or sold in conjunction with each other as part of a single transaction or in a series of related transactions, any holder of Series C Preferred Stock may elect to determine the amount of consideration deemed to be received by the Corporation therefor by deducting the fair value of any type of securities (the "DISREGARDED SECURITIES") issued or sold in such transaction or series of transactions. If the holder makes an election pursuant to the immediately preceding sentence, no adjustment to the Conversion Price shall be made pursuant to this Article XI.E for the issuance of the Disregarded Securities or upon any conversion, exercise or exchange thereof. For example, if the

Corporation were to issue convertible notes having a face value of One Million Dollars ($1,000,000) and warrants to purchase shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date of issuance of such warrants in exchange for One Million Dollars ($1,000,000) of consideration, and the holder makes an election to treat the Warrants as Disregarded Securities, then the fair value of the warrants would be subtracted from the One Million Dollars ($1,000,000) of consideration received by the Corporation for the purposes of determining whether the shares of Common Stock issuable upon conversion of the convertible notes shall be deemed to be issued at a price per share below the Conversion Price then in effect and, if so, for purposes of determining any adjustment to the Conversion Price hereunder as a result of the issuance of the convertible notes. The Corporation shall calculate, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration other than cash or securities; provided, however, that if the Majority Holders do not agree to such fair market value calculation within three (3) trading days after receipt thereof from the Corporation, then such fair market value shall be determined in good faith by an independent investment banker or other appropriate expert of national reputation selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

            (e) Issuances Pursuant to Existing Securities. If the Corporation issues (or becomes obligated to issue) shares of Common Stock pursuant to any antidilution or similar adjustments (other than as a result of stock splits, stock dividends and the like) contained in any Convertible Securities or Purchase Rights outstanding as of the date hereof but not included in Section 3(c) of the Disclosure Schedule to the Securities Purchase Agreement, then all shares of Common Stock so issued shall be deemed to have been issued for no consideration. If the Corporation issues (or becomes obligated to issue) shares of Common Stock pursuant to any antidilution or similar adjustments contained in any Convertible Securities or Purchase Rights included in Section 3(c) of the Disclosure Schedule to the Securities Purchase Agreement as a result of the issuance of the Series C Preferred Stock or Warrants and the number of shares that the Corporation issues (or is obligated to issue) as a result of such initial issuance exceeds the amount specified in Section 3(c) of the Disclosure Schedule to the Securities Purchase Agreement, such excess shares shall be deemed to have been issued for no consideration.

            (iii) Exceptions to Adjustment of Conversion Price. Notwithstanding the foregoing, no adjustment to the Conversion Price shall be made pursuant to this Article XI.E in connection with any Excluded Issuance.

      F. Other Action Affecting Conversion Price. If, at any time after the Issuance Date, the Corporation takes any action affecting the Common Stock that would be covered by Article XI.A through E, but for the manner in which such action is taken or structured, which would in any way diminish the value of the Series C Preferred Stock, then the Conversion Price shall be adjusted in such manner as the Board of Directors of the Corporation shall in good faith determine to be equitable under the circumstances.

      G. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article XI amounting to a more than one percent (1%) change in such Conversion Price, or any change in the number or type of stock, securities and/or other property issuable upon conversion of the Series C Preferred Stock, the Corporation, at its expense, shall promptly compute such adjustment or readjustment or change and prepare and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment or change and showing in detail the facts upon which such adjustment or readjustment or change is based. The Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment or change, (ii) the Conversion Price at the time in effect and
(iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series C Preferred Stock.

                               XII. VOTING RIGHTS

      The holders of the Series C Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the Delaware General Corporation Law (the "DGCL"), in this Article XII and in Article XIII below.

      Notwithstanding the above, the Corporation shall provide each holder of Series C Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders). If the Corporation takes a record of its stockholders for the purpose of determining stockholders entitled to (i) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (ii) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder of Series C Preferred Stock, at least fifteen (15) days prior to the record date specified therein (or 45 days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

      To the extent that under the DGCL the vote of the holders of the Series C Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series C Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Majority Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class. To the extent that under the DGCL holders of the Series C Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series C Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article XV.B) using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated.

                          XIII. PROTECTION PROVISIONS

      So long as (a) any shares of Series C Preferred Stock are outstanding, the Corporation shall not take any of the corporate actions described in items (i),
(iv), (v), (vi) or, as applicable, (x) of this Article XIII (whether by merger, consolidation or otherwise), and (b) at least Two Hundred and Fifty (250) shares of Series C Preferred Stock are outstanding, the Corporation shall not take any of the corporate actions described in items (ii), (iii), (vii), (viii), (ix) or, as applicable, (x) of this Article XIII (whether by merger, consolidation or otherwise), without, in each case, first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Majority Holders:

            (i) alter or change the rights, preferences or privileges of the Series C Preferred Stock, or increase the authorized number of shares of Series C Preferred Stock;

            (ii) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series C Preferred Stock;

            (iii) create or issue any Senior Securities or Pari Passu
Securities;

            (iv) issue any shares of Series C Preferred Stock, Preferred Warrants or Warrants, in each case, other than pursuant to the Securities Purchase Agreement;

            (v) redeem, repurchase or otherwise acquire, or declare or pay any cash dividend or distribution on, any Junior Securities;

            (vi) increase the par value of the Common Stock;

            (vii) issue any debt securities or incur any indebtedness that would have any preferences over the Series C Preferred Stock upon liquidation of the Corporation, or redeem, repurchase, prepay or otherwise acquire any outstanding debt securities or indebtedness of the Corporation, except as expressly required by the terms of such securities or indebtedness, unless such debt securities are issued or such indebtedness is incurred exclusively under the Corporation's existing credit facility with Sky Bank or any amendment thereof or replacement facility thereto with an Eligible Lender.

            (viii) except for licenses-in or non-exclusive licenses-out of intellectual property on an arm's-length basis, sell or otherwise transfer any asset(s) and/or intellectual property, which asset(s) or intellectual property represent, individually or in the aggregate, ten percent (10%) or more of the Corporation's total assets as of the end of the fiscal year immediately preceding such sale or transfer, to any other person(s) or entity(ies) (including, without limitation, any subsidiary(ies) of the Corporation);

            (ix) enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions; or

            (x) cause or authorize any subsidiary of the Corporation to engage in any of the foregoing actions.

Notwithstanding the foregoing, no change pursuant to this Article XIII shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series C Preferred Stock then outstanding.

                          XIV. [INTENTIONALLY OMITTED]

                     XV. LIMITATIONS ON CERTAIN CONVERSIONS

      The conversion of any shares of Series C Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

      A. Cap Amount Applicable to Conversions of Series C Preferred Stock and Exercises of Warrants. If the Corporation is prohibited by Rule 4350(i) of the National Association of Securities Dealers, Inc. ("NASD"), or any successor or similar rule, or the rules or regulations of any other securities exchange on which the Common Stock is then listed or traded, from issuing a number of shares of Common Stock upon conversion of Series C Preferred Stock (including payment of Premium in connection therewith) pursuant to Article V or exercise of any Warrant (together with any shares of Common Stock issued pursuant to other securities issued pursuant to the Securities Purchase Agreement or other agreements entered into in connection therewith) in excess of a prescribed amount (the "CAP AMOUNT") (without stockholder approval or otherwise), then the Corporation shall not issue shares upon conversion of Series C Preferred Stock (including payment of Premium in connection therewith) or exercise of any Warrant in excess of the Cap Amount. Assuming solely for purposes of this Paragraph A that such Rule 4350(i) or similar rule is applicable, the Cap Amount shall be that number of shares equal to 19.99% of the Corporation's outstanding Common Stock on the Issuance Date, subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the Issuance Date. The Cap Amount shall be allocated pro rata to the holders of Series C Preferred Stock (and the holders of such other securities issued pursuant to the Securities Purchase Agreement or other agreements entered into in connection therewith) as provided in Article XVI.C. In the event that, at any time from and after the Issuance Date, the Corporation is prohibited from issuing shares of Common Stock upon conversion of Series C Preferred Stock (including payment of Premium in connection therewith) or exercise of any Warrant as a result of the operation of this Paragraph A, the Corporation shall immediately notify the holders thereof of such occurrence and each such holder shall thereafter have the option, exercisable in whole or in part at any time and from time to time, by delivery of a Redemption Notice to the Corporation, to require the Corporation to redeem for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.B), a number of the holder's shares of Series C Preferred Stock such that, after giving effect to such redemption, the then unissued portion of such holder's Cap Amount allocable to the Series C Preferred Stock held by such holder is at least equal to one hundred percent (100%) of the total number of shares of Common Stock issuable upon conversion of such holder's shares of Series C Preferred Stock. If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.

      B. Additional Restrictions on Conversion of Series C Preferred Stock and Exercises of Warrants. In no event shall a holder of shares of Series C Preferred Stock be entitled, nor shall the Corporation be required or permitted, to convert any shares of Series C Preferred Stock or exercise any Warrant for shares of Common Stock in excess of that number of shares upon conversion or exercise, as applicable, of which the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series C Preferred Stock or the unexercised or unconverted portion of any Warrant or other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock or exercise of any Warrant with respect to which the determination of this sentence is being made, would result in beneficial ownership by a holder and such holder's affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13D-G thereunder, except as otherwise provided in clause (x) of such sentence.

      C. Amendments, Etc. to Article XV. Notwithstanding anything in this Certificate of Designation to the contrary, the restriction contained in this
Article XV may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and each holder of Series C Preferred Stock shall approve, in writing, such alteration, amendment, deletion or change.

                               XVI. MISCELLANEOUS

      A. Cancellation of Series C Preferred Stock. If any shares of Series C Preferred Stock are converted pursuant to Article V or redeemed or repurchased by the Corporation, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series C Preferred Stock.

      B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series C Preferred Stock.

      C. Allocation of Cap Amount and Reserved Amount. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series C Preferred Stock and the holders of such other securities issued pursuant to the Securities Purchase Agreement or other agreements entered into in connection therewith based on the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock and upon exercise or conversion of such other securities issued to each such holder. Each increase to the Cap Amount and each increase to the Reserved Amount shall be allocated pro rata among the holders of Series C Preferred Stock and the holders of such other securities issued pursuant to the Securities Purchase Agreement or other agreements entered into in connection therewith based on the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock and upon exercise or conversion of such other securities held by each holder at the time of such increase. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series C Preferred Stock or such other securities, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series C Preferred Stock or such other securities issued pursuant to the Securities Purchase Agreement or other agreements entered into in connection therewith shall be allocated to the remaining holders of shares of Series C Preferred Stock and the holders of such other securities, pro rata based on the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock and upon exercise or conversion of such other securities then held by such holders.

      D. Quarterly Statements of Available Shares. For each calendar quarter beginning in the quarter in which the initial registration statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective and thereafter for so long as any shares of Series C Preferred Stock are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each holder a written report notifying the holders of any occurrence that prohibits the Corporation from issuing Common Stock upon any conversion. The report shall also specify (i) the total number of shares of Series C Preferred Stock outstanding as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Series C Preferred Stock prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Series C Preferred Stock as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Series C Preferred Stock before the Corporation would exceed the Cap Amount and the Reserved Amount. The Corporation (or its transfer agent) shall use its best efforts to deliver the report for each quarter to each holder prior to the tenth (10th) day of the calendar month following the quarter to which such report relates. In addition, the Corporation (or its transfer agent) shall provide, as promptly as practicable following delivery to the Corporation of a written request by any holder, any of the information enumerated in clauses
(i) - (iv) of this Paragraph D as of the date of such request.

      E. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designation (as payment of any Premium, upon redemption or otherwise), such cash payment shall be made to the holder within five (5) business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the holder's claim to such cash payment or the amount thereof. If such payment is not delivered within such five (5) business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

      F. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series C Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series C Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the sixth (6th) business day after the expiration of the Delivery Period with respect to a conversion of Series C Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five (5) business days after the expiration of such six (6) business day period after expiration of the Delivery Period) the holder shall regain the rights of a holder of Series C Preferred Stock with respect to such unconverted shares of Series C Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies for the Corporation's failure to convert Series C Preferred Stock.

      G. Remedies Cumulative. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series C Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series C Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

      H. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series C Preferred Stock granted hereunder may be waived as to all shares of Series C Preferred Stock (and the holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series C Preferred Stock shall be required. No consideration shall be offered or paid to any holder of shares of Series C Preferred Stock in consideration for amending or consenting to any waiver or modification of any provision of this Certificate of Designation unless the same consideration is contemporaneously offered to all holders of shares of Series C Preferred Stock on a pro rata basis.

      I. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to PDG Environmental, Inc., 1386 Beulah Road, Building 801, Pittsburgh, Pennsylvania 15235, Telephone: (412) 243-3200, Facsimile: (412) 243-4900, Attention: Chief Executive Officer, and
(ii) if to any holder to the address set forth under such holder's name on the execution page to the Securities Purchase Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 30th day of June, 2005.

                                         PDG ENVIRONMENTAL, INC.

                                         By: /s/ John C. Regan
                                             ----------------------
                                         Name:  John C. Regan
                                         Title: President & CEO

   [SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION FOR SERIES C PREFERRED STOCK]

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                in order to Convert the Series C Preferred Stock)

      The undersigned hereby irrevocably elects to convert ____________ shares of Series C Preferred Stock (the "CONVERSION"), represented by Stock Certificate No(s). ___________ (the "PREFERRED STOCK CERTIFICATES"), into shares of common stock ("COMMON STOCK") of PDG Environmental, Inc. (the "CORPORATION") according to the conditions of the Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATION"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

      Except as may be provided below, the Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC TRANSFER").

      In the event of partial exercise, please reissue a new stock certificate for the number of shares of Series C Preferred Stock which shall not have been converted.

      The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series C Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act.

[ ] In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

                                         Date of Conversion:____________________

                                         Applicable Conversion Price:___________

                                         Signature:_____________________________

                                         Name:__________________________________

                                         Address:_______________________________

                                                 _______________________________

                                                 _______________________________